                                                                    EXHIBIT 99.1


[IES LOGO]                                      NEWS RELEASE


FOR IMMEDIATE RELEASE
                                 Contacts:  H. Roddy Allen, CEO
                                            Integrated Electrical Services, Inc.
                                            713-860-1500

                                            Ken Dennard / ksdennard@drg-e.com
                                            Karen Roan / kcroan@drg-e.com
                                            DRG&E   /  713-529-6600


                         INTEGRATED ELECTRICAL SERVICES
                       ANNOUNCES UPDATE ON CURRENT ISSUES


HOUSTON -- NOVEMBER 10, 2004 -- Integrated Electrical Services, Inc. (NYSE: IES) today announced that current conditions in the surety bonding industry are adversely affecting IES' ability to obtain surety bonding consistent with historical terms. Losses experienced by the surety industry in the past two years have caused surety providers to limit capacity and increase prices for all participants, including IES, even though IES has incurred no surety losses on any project in its history. IES believes that the overall surety industry will continue to be challenged by fewer providers of surety bonds and a difficult re-insurance environment. Because of these changes, IES plans to limit its use of bonds on projects that do not meet certain financial criteria. IES continues to obtain surety bonds and has issued approximately $60 million in bonds during the last 90 days; however, the financial terms have become increasingly unattractive. IES currently has placed collateral in the amount of $22.5 million with its surety provider and currently has approximately $200 million in costs to complete on bonded jobs. Since September

9, 2004, IES has posted $17.5 million of the $22.5 million and has received $51 million in additional bonding.

         IES' CEO, Roddy Allen stated, "As a result of the increased financial requirements from the providers of our surety bonds, we have determined that certain projects are no longer economically attractive after considering the additional capital cost associated with surety bonds. Discussions with our current surety provider have not resulted in surety terms that allow IES to pursue some larger new project opportunities on a basis we deem to be financially acceptable. IES does intend to provide bonds on projects it deems attractive and is in discussions with its surety provider and, through its broker, with other providers to achieve a more cost effective program, and those discussions are ongoing. There is no assurance that the company will be able to obtain other surety alternatives on acceptable terms.

         Mr. Allen continued, "IES is pursuing a strategy that minimizes the utilization of surety bonds and has determined that it is in the best interest of the company to sell certain additional subsidiaries in addition to those previously disclosed because they depend heavily upon access to surety bonds. IES is aggressively moving forward with the previously announced divestitures and will provide more details on the new divestitures as we finalize our plans."

On August 13, 2004, the company issued a press release announcing that it had identified certain issues regarding reported results at two of its operating subsidiaries, had been conducting an on-going evaluation of the reported results, and that its Audit Committee had engaged special counsel to conduct an investigation of those matters. Shortly after this announcement, five putative class action lawsuits were filed against IES and certain of its officers in the United States District Court for the Southern District of Texas, and one shareholder derivative action was filed against its directors in the District Court of Harris County, Texas. The putative class action lawsuits generally allege that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by making false and misleading statements concerning the company's financial results during the period November 10, 2003 to August 13, 2004 and by employing inadequate internal controls. The complaints allege that the defendants engaged in a scheme to defraud so they could sell their company stock at inflated prices and close a $175 million senior credit facility. The complaints seek unspecified monetary damages. On October 19, 2004, a motion was filed to consolidate the putative class action lawsuits, to appoint Central

Laborer's Pension Fund as lead plaintiff, and to appoint lead counsel. A scheduling conference has been set for November 17, 2004 in the first-filed case. The company anticipates that the cases will be consolidated and that a consolidated amended complaint will be filed after lead plaintiff and lead counsel are appointed. Defendants expect to file a motion to dismiss the consolidated amended complaint and to otherwise vigorously defend against these actions. Under the Private Securities Litigation Reform Act of 1995, all discovery will not begin in the putative class action lawsuits until the defendants' motion to dismiss is resolved.

         On September 3, 2004, a shareholder derivative action was filed against the company's Board of Directors and certain of its officers. It alleges that the company's Board of Directors and certain of its officers breached their fiduciary duties, abused their control, grossly mismanaged, wasted corporate assets, and unjustly enriched themselves based on the same conduct alleged in the putative class action lawsuits. Counsel for plaintiff in this action has stated its intention to file an amended petition no later than January 31, 2005. Accordingly, the parties have agreed to extend the deadline for all defendants to file their answer or otherwise respond until 30 days after the amended petition is filed. The defendants intend to vigorously defend against this action as well.

         The Company also received a letter on August 31, 2004 from the Staff of the United States Securities Exchange Commission requesting voluntary production of certain documents relating to its internal investigation, the investigation conducted by counsel to the Audit Committee of the Company's Board of Directors, and the material weaknesses identified by IES' auditors. The SEC has not advised the Company as to either the reason for the inquiry or its scope. The SEC's notice states that it should not be construed as an indication of any improper or unlawful conduct. The SEC has not issued a formal order, and the Company has voluntarily agreed to cooperate fully with the inquiry.

On October 4, IES announced a jury verdict in a pending lawsuit. The court ordered mediation related to the verdict previously discussed in the company's October 4, 2004 press release, concluded without the parties reaching a settlement. IES is hopeful that further discussions may still result in a satisfactory resolution of this matter. If the parties do not reach a settlement, the company intends to appeal any judgment entered. As previously disclosed, IES has made an accrual for a potential judgment; however, no judgment has been entered in the case to date.

         Integrated Electrical Services, Inc. is the leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.



This press release includes certain statements, including statements relating to the Company's expectations of its future operating results that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future results, potential consequences of late filing of the Company's quarterly report on Form 10-Q/10-K and associated defaults under the Company's debt and financial covenants, potential difficulty in addressing material weaknesses in the Company's accounting systems that have been identified to the Company by its independent auditors, the possible need for a restatement of prior year periods if amounts are determined to be material, the size of a recent verdict may result in a default under the Company's credit facility and senior subordinated notes, the potential inability to obtain waivers from its credit facility participants and senior subordinated note holders it could have a material adverse impact on the Company's financial position, results of operations or cash flows, potential limitations on access to the line under the credit facility, litigation and appellate risks and uncertainties, inability to provide a bond to avoid execution on any judgment entered, the recent verdict could increase customers' demand for surety bonding, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, general level of the economy, increases in the level of competition from other major electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreement with its surety bonding company to provide sufficient bonding capacity, the uneconomic collateral requirements of the surety in order to obtain surety bonding, risk associated with failure to provide surety bonds on jobs where the company has commenced work or is otherwise contractually obligated to provide surety bonds, loss of key personnel, inability to reach agreement for planned sales of assets, difficulty in integrating new types of work into existing subsidiaries, errors in estimating revenues and percentage of completion on contracts, and weather and seasonality. The foregoing and other factors are discussed and should be reviewed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2003.

                                      # # #